Amendment NO.3

to

services agreement

This AMENDMENT No.3 (“Amendment”) is made as of October 27, 2022, by and among Timothy Plan (“Client”) and Citibank, N.A. (“Citibank”), and Citi Fund Services Ohio, Inc. (“CFSO”, together with Citibank, the “Service Provider” and, with the Client, the “Parties”), to that certain Services Agreement dated November 30, 2018, between the Client and Service Provider (“Agreement”). All capitalized terms used but not defined herein shall have the meanings given to them in the Agreement.

WHEREAS, pursuant to the Agreement, Service Provider performs certain fund administration, fund accounting, and transfer agency services for the Client; and

WHEREAS, the Parties agree to update the services and fee schedules to account for the addition of a derivatives risk service offering.

NOW, THEREFORE, in consideration of the mutual covenants and promises hereinafter contained and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Client and Service Provider hereby agree as follows:

1.	Amendment to Schedule 2 – Services.

Appendix C [Transfer Agency Services] to Schedule 2 of the Agreement is hereby deleted in its entirety and replaced with the Appendix C Schedule 2 attached to the end of the Amendment.

2.	Amendment to Annex to Schedule 2 – List of Funds.

Annex to Schedule 2 of the Agreement is hereby deleted in its entirety and replaced with the following Annex to Schedule 2 attached to the end of the Amendment.

3.	Representations and Warranties.

a.	The Client represents that it has full power and authority to enter into and perform this Amendment and that it has provided this Amendment to the Board.

b.	The Service Provider represents that it has full power and authority to enter into and perform this Amendment.

4.	Miscellaneous.

a.	This Amendment supplements and amends the Agreement. The provisions set forth in this Amendment supersede all prior negotiations, understandings and agreements bearing upon the subject matter covered herein, including any conflicting provisions of the Agreement or any provisions of the Agreement that directly cover or indirectly bear upon matters covered under this Amendment.

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b.	Each reference to the Agreement in the Agreement (as it existed prior to this Amendment) and in every other agreement, contract or instrument to which the parties are bound, shall hereafter be construed as a reference to the Agreement as amended by this Amendment. Except as provided in this Amendment, the provisions of the Agreement remain in full force and effect. No amendment or modification to this Amendment shall be valid unless made in writing and executed by both parties hereto.

c.	Paragraph headings in this Amendment are included for convenience only and are not to be used to construe or interpret this Amendment.

d.	This Amendment may be executed in counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same agreement.

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IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be duly executed all as of the day and year first above written.

TIMOTHY PLAN

By:

Name:	Arthur Ally

Title:	President

Date:

CITIBANK, N.A.

By:

Name:

Title:

Date:

CITI FUND SERVICES OHIO, INC.

By:

Name:

Title:

Date:

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Schedule 2 to Services Agreement -- Services

Appendix C -- Transfer Agency Services provided by Citibank, N.A.

I.	Services

1.	Shareholder Transactions

(a)	Perform and facilitate the performance of purchases and redemptions of Creation Units.

(b)	Issue Shares of the applicable Fund in Creation Units for settlement with purchasers through DTC as the purchaser is authorized to receive.

(c)	Prepare and transmit by means of DTC’s book entry system payments for dividends and distributions on or with respect to the Shares declared by the Client on behalf of the applicable Fund.

(d)	Confirm to DTC the number of Shares issued to the Shareholder, as DTC may reasonably request.

(e)	Record the issuance of Shares of the Fund and maintain a record of the total number of Shares of the Fund which are outstanding, and, based upon data provided to it by the Fund, the total number of authorized Shares.

(f)	Prepare and transmit to the Client and the Client’s administrator and to any applicable securities exchange (as specified to Service Provider by the Client or its administrator) information with respect to purchases and redemptions of Shares.

(g)	Calculate and transmit on each Business Day to the Client’s administrator the number of outstanding Shares for each Fund.

(h)	Transmit on each Business Day to the Client, the Client’s administrator and DTC the amount of Shares purchased on such day.

(i)	Prepare a monthly report of all purchases and redemptions of Shares during such month on a gross transaction basis, and identify on a daily basis the net number of Shares either redeemed or purchased on such Business Day and with respect to each Authorized Participant purchasing or redeeming Shares, the amount of Shares purchased or redeemed.

2.	Compliance Reporting

(a)	Provide reports to the Securities and Exchange Commission and FINRA.

(b)	Prepare and distribute appropriate Internal Revenue Service forms for corresponding Fund.

3.	Shareholder Account Maintenance

(a)	Maintain the record of the name and address of DTC or its nominee as the sole shareholder of a Fund (the “Shareholder”) and the number of Shares issued by the Fund and held by the Shareholder.

(b)	Prepare and deliver other reports, information and documents to DTC as DTC may reasonably request.

(c)	Maintain account documentation files for Shareholder.

4.	Anti-Money Laundering Services

In each case consistent with and as required or permitted by the written anti-money laundering program of the Client (“AML Program”):

(a)	Perform monitoring and reporting as may be reasonably requested by the Client’s CCO.

5.	Order Portal. Service Provider will process Authorized Participant trades via the Citi Order Portal or a successor system of similar quality. In the event of a systems issue, Service Provider will be responsible for providing an alternative process to ensure order acceptance. (This service will commence with the launch of the Timothy Plan Market Neutral ETF)

II.	Notes and Conditions Related to Transfer Agency Services

1.	Service Provider may require any or all of the following in connection with the original issue of Shares: (a) Instructions requesting the issuance, (b) evidence that the Board has authorized the issuance, (c) any required funds for the payment of any original issue tax applicable to such Shares, and (d) an opinion of the counsel to the Client about the legality and validity of the issuance.

2.	Service Provider shall have no obligation, when recording the issuance of Shares, to monitor the issuance of such Shares or to take cognizance of any laws relating to the issue or sale of such Shares, which functions shall be the sole responsibility of the Fund.

3.	Pursuant to purchase orders received in good form and accepted by or on behalf of the Client by the Distributor, Service Provider will register the appropriate number of book entry only Shares in the name of DTC or its nominee as the sole shareholders for each Fund and deliver Shares of such Fund in Creation Units on the business day next following the trade date to the DTC Participant Account of the Custodian for settlement.

4.	Pursuant to such redemption orders that the Client’s index receipt agent receives from the Distributor, the Client or its agent, Service Provider will redeem the appropriate number of Shares of the applicable Fund in Creation Units that are delivered to the designated DTC Participant Account of Custodian for redemption and debit such shares from the account of the Shareholder on the register of the applicable Fund.

5.	Service Provider will issue Shares of the applicable Fund in Creation Units for settlement with purchasers through DTC as the purchaser is authorized to receive. Beneficial ownership of Shares shall be shown on the records of DTC and DTC Participants and not on any records maintained by Service Provider. In issuing Shares of the applicable Fund through DTC to a purchaser, Service Provider shall be entitled to rely upon the latest Instructions that are received from the Client or its agent by the Index Receipt Agent (as set forth in Section 3 of this Agreement) concerning the issuance and delivery of such shares for settlement.

6.	Service Provider will not issue any Shares for a Fund where it has received an Instruction from the Client or written notification from any federal or state authority that the sale of the Shares of such Fund has been suspended or discontinued, and Service Provider shall be entitled to rely upon such Instructions or written notification.

7.	The Client acknowledges and agrees that deviations requested by the Client from Service Provider’s written transfer agent compliance procedures (“Exceptions”) may involve operational and compliance risks, including a substantial risk of loss. Service Provider may in its sole discretion determine whether to permit an Exception. Exceptions must be requested in writing and shall be deemed to remain effective until the Client revokes the Exception request in writing. Notwithstanding any provision in this Agreement that expressly or by implication provides to the contrary, as long as Service Provider acts in good faith, Service Provider shall have no liability for any loss, liability, expenses or damages to the Client or any Shareholder resulting from such an Exception.

8.	Service Provider is hereby granted such power and authority as may be necessary to establish one or more bank accounts for the Client with such bank or banks as are acceptable to the Client, as may be necessary or appropriate from time to time in connection with the transfer agency services to be performed hereunder. The Client shall be deemed to be the customer of such bank or banks for purposes of such accounts and shall execute all requisite account opening documents in connection with such accounts. To the extent that the performance of such services hereunder shall require Service Provider to disburse amounts from such accounts in payment of dividends, redemption proceeds or for other purposes hereunder, the Client shall provide such bank or banks with all instructions and authorizations necessary for Service Provider to effect such disbursements.

9.	Client represents and warrants that:

(a)	(i) by virtue of its Charter, Shares that are redeemed by the Client may be resold by the Client and (ii) all Shares that are offered to the public are covered by an effective registration statement under the Securities Act of 1933, as amended and the 1940 Act.

(b)	(i) The Client has adopted the AML Program, which has been provided to Service Provider and the Client’s AML Compliance Officer, (ii) the AML Program has been reasonably designed to facilitate Compliance by the Client with applicable anti-money laundering Laws and regulations (collectively, the “Applicable AML Laws”) in all relevant respects, (iii) the AML Program and the designation of the AML Compliance Officer have been approved by the Board, (iv) the delegation of certain services thereunder to Service Provider, as provided in Schedule 2 of this Agreement, has been approved by the Board, and (v) the Client will submit any material amendments to the AML Program to Service Provider for Service Provider’s review and consent prior to adoption.

10.	The Client hereby represents that the sale of Shares are not subject to Blue sky laws and the Service Provider shall not be responsible for any registration, notification, tracking or other function related to the Blue Sky laws of any state.

Annex to Schedule 2 to Services Agreement

List of Funds

Fund Name	Authorized Participant Fee Per Create/Redeem (USD)
Timothy Plan US Large/Mid Cap Core ETF	500
Timothy Plan High Dividend Stock ETF	250
Timothy Plan US Small Cap Core ETF	250
Timothy Plan International ETF	4500
Timothy Plan US Large/Mid Core Enhanced ETF	500
Timothy Plan High Dividend Stock Enhanced ETF	250
Timothy Plan Market Neutral ETF*	$2,250

*	This fund is expected to launch on or about January 9, 2023.

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